Exhibit 1.1

AVALONBAY COMMUNITIES, INC.

Medium-Term Notes

Due Nine Months or More From Date of Issue

TERMS AGREEMENT

September 26, 2016

AvalonBay Communities, Inc.

Ballston Tower

671 N. Glebe Rd, Suite 800

Arlington, Virginia 22203

Reference is made to that certain Amended and Restated Distribution Agreement dated as of December 16, 2013 (including any exhibits and schedules thereto, the “Distribution Agreement”), by and among AvalonBay Communities, Inc., a Maryland corporation (the “Company” or “AvalonBay”) and the agents named therein. The entities listed on Schedule 1 and Schedule 2 hereto are collectively referred to herein as the “Agents.” Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. have agreed to act as the representatives (the “Representatives”) of the Agents in connection with this Terms Agreement (this “Agreement”). Capitalized terms used, but not defined, in this Agreement are used in this Agreement as defined in the Distribution Agreement. This Agreement is one of the Written Terms Agreements referred to in Section 4(a) of the Distribution Agreement. The first offer of Notes (as defined below) for purposes of the term “Time of Sale Prospectus” under the Distribution Agreement shall be 2:36 p.m. Eastern Time on September 26, 2016.

In accordance with and subject to the terms and conditions stated in this Agreement, the Distribution Agreement and those certain Appointment Agreements dated as of the date hereof (the “Appointment Agreements”), by and between the Company and each of BNY Mellon Capital Markets, LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc., BB&T Capital Markets, a division of BB&T Securities, LLC and TD Securities (USA) LLC, which agreements are incorporated herein in their entirety and made a part hereof, the Company agrees to sell to the Agents, and each of the Agents severally agrees to purchase, as principal, from the Company the aggregate principal amounts set forth opposite its name in Schedule 1 and Schedule 2 hereto of the Company’s 2.90% Notes due 2026 (the “2026 Notes”) and 3.90% Notes due 2046 (the “2046 Notes”, and together with the 2026 Notes, the “Notes”), respectively, which Notes are identified on Schedule 3 hereto. If one or more of the Agents shall fail at the Settlement Date to purchase the Notes which it or they are obligated to purchase under this Agreement, the procedures set forth in Section 4(a) of the Distribution Agreement shall apply.

The obligations of the Agents to purchase Notes shall be subject, in addition to the conditions precedent listed in the Distribution Agreement, to the delivery of the following documents to the Representatives, on or before the Settlement Date:

1.              the opinions and letters referred to in Sections 6(a), 6(b) and 6(c) of the Distribution Agreement, each dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Company’s May 4, 2016 public offering of medium-term notes (the “Prior Offering”);

2.              the letters of Ernst & Young LLP referred to in Section 6(d) of the Distribution Agreement, dated the date hereof and the Settlement Date and otherwise in substantially the same forms as were delivered in connection with the Prior Offering; and

3.              the officers’ certificate referred to in Section 6(e) of the Distribution Agreement, dated the Settlement Date and otherwise in substantially the same form as was delivered in connection with the Prior Offering.

All such opinions, certificates, letters and other documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Representatives of the Agents and their counsel. The Company will furnish the Agents with such conformed copies of such opinions, certificates, letters and other documents as the Agents shall reasonably request.

This Agreement shall be governed by the laws of the State of New York. This Agreement, the Distribution Agreement and the Appointment Agreements constitute the entire agreement of the parties regarding the offering of Notes contemplated by this Agreement and supersede all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Kevin P. O’Shea
Name:	Kevin P. O’Shea
Title:	Chief Financial Officer

[Signature Page to Terms Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

BARCLAYS CAPITAL INC.

For themselves and as Representatives of the Agents named on Schedule 1 and Schedule 2 hereto.

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

By:	/s/ Greg Wright
Name:	Greg Wright
Title:	Managing Director, Co-Head of Americas Real Estate
Investment Banking

BARCLAYS CAPITAL INC.

By:	/s/ Meghan M. Maher
Name:	Megan M. Maher
Title:	Managing Director

[Signature Page to Terms Agreement]

Schedule 1

AGENTS’ ALLOCATIONS

2026 Notes

Agent	Aggregate Principal Amount of 2026 Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$60,000,000

Barclays Capital Inc.	$60,000,000

Goldman, Sachs & Co.	$39,000,000

Morgan Stanley & Co. LLC	$39,000,000

Wells Fargo Securities, LLC	$39,000,000

BNY Mellon Capital Markets, LLC	$15,000,000

MUFG Securities Americas Inc.	$15,000,000

PNC Capital Markets LLC	$8,250,000

SunTrust Robinson Humphrey, Inc.	$8,250,000

BB&T Capital Markets, a division of BB&T Securities, LLC	$8,250,000

TD Securities (USA) LLC	$8,250,000
$300,000,000

Schedule 2

AGENTS’ ALLOCATIONS

2046 Notes

Agent	Aggregate Principal Amount of 2046 Notes

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$70,000,000

Barclays Capital Inc.	$70,000,000

Goldman, Sachs & Co.	$45,500,000

Morgan Stanley & Co. LLC	$45,500,000

Wells Fargo Securities, LLC	$45,500,000

BNY Mellon Capital Markets, LLC	$17,500,000

MUFG Securities Americas Inc.	$17,500,000

PNC Capital Markets LLC	$9,625,000

SunTrust Robinson Humphrey, Inc.	$9,625,000

BB&T Capital Markets, a division of BB&T Securities, LLC	$9,625,000

TD Securities (USA) LLC	$9,625,000
$350,000,000

Schedule 3

AVALONBAY COMMUNITIES, INC.

TERMS OF THE NOTES

(See Attached.)

Filed Pursuant to Rule 433

Supplementing the Preliminary Pricing Supplement No. 22 dated September 26, 2016

(To Prospectus dated February 19, 2015 and

Prospectus Supplement dated May 6, 2015

Registration Statement No. 333-202185

AVALONBAY COMMUNITIES, INC.

TERMS OF THE NOTES

Medium-Term Notes—Fixed Rate

Terms Applicable to the $300,000,000 2.90% Notes due 2026 (the “2026 Notes”)

Principal Amount: $300,000,000	Issue Price (Public Offering Price): 99.689%
Net Proceeds (before expenses) to the Company: $297,117,000	Agents’ Discount Commission: 0.650%
Stated Maturity Date: October 15, 2026	Interest Rate: 2.900%
Original Issue Date: October 5, 2016	CUSIP: 05348E AY5
Interest Payment Dates: April 15 and October 15	First Interest Payment Date: April 15, 2017

Terms Applicable to the $350,000,000 3.90% Notes due 2046 (the “2046 Notes”)

Principal Amount: $350,000,000	Issue Price (Public Offering Price): 99.595%
Net Proceeds (before expenses) to the Company: $345,520,000	Agents’ Discount Commission: 0.875%
Stated Maturity Date: October 15, 2046	Interest Rate: 3.900%
Original Issue Date: October 5, 2016	CUSIP: 05348E AZ2
Interest Payment Dates: April 15 and October 15	First Interest Payment Date: April 15, 2017

Terms Applicable to the 2026 Notes and the 2046 Notes (collectively, the “Notes”)

Redemption:

☐                                   The Notes cannot be redeemed prior to the applicable Stated Maturity Date at the option of the Company.

☒                                The Notes may be redeemed prior to the applicable Stated Maturity Date at the option of the Company.

Initial Redemption Date: At any time prior to the applicable Stated Maturity Date. See Additional/Other Terms.

Initial Redemption Percentage/Redemption Price: See Additional/Other Terms.

Annual Redemption Percentage Reduction: N/A

Optional Repayment:

☒                                The Notes cannot be required to be repaid prior to the applicable Stated Maturity Date at the option of the Holder of the Notes.

☐                                   The Notes can be repaid prior to the applicable Stated Maturity Date at the option of the Holder of the Notes.

Optional Repayment Dates:

Repayment Price:       %

Currency:

Specified Currency: U.S. Dollars (If other than U.S. Dollars, see attached)

Minimum Denominations:

(Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount (“OID”):    ☐ Yes    ☒ No

Total Amount of OID:

Yield to Maturity:

Initial Accrual Period:

Form:    ☒ Book-Entry    ☐ Certificated

Additional/Other Terms:

Other Terms:

Reopening of Issue.  The Company may, from time to time and without the consent of the noteholders, reopen an issue of notes and issue additional notes having the same terms and conditions (including maturity, interest payment terms and CUSIP number) as notes issued on an earlier date, except for the issue date, issue price and, if applicable, the first payment of interest. After such additional notes are issued, they will be fungible with the notes issued on such earlier date.

Optional Redemption. The Notes may be redeemed at any time at the option of AvalonBay, in whole or in part, upon notice of not more than 45 and not less than 15 days prior to the date fixed for redemption (each, a “Redemption Date”), at a Redemption Price equal to the sum of (i) the principal amount of the Notes being redeemed, plus accrued interest thereon to the Redemption Date and (ii) the Make-Whole Amount, if any, with respect to such Notes. If the Notes are redeemed on or after 90 days (in the case of the 2026 Notes) or 180 days (in the case of the 2046 Notes) prior to the applicable Stated Maturity Date (in each case, the “Par Call Date”), the Redemption Price will equal 100% of the principal amount of the applicable series of Notes being redeemed plus accrued interest thereon to the Redemption Date.

Acceleration of Maturity; Make-Whole Amount. If an Event of Default with respect to the Notes of any series that are then outstanding occurs and is continuing, and pursuant to Section 2.7 of the Amended and Restated Third Supplemental Indenture dated as of July 10, 2000 (the “Third Supplemental Indenture”), the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes of the applicable series shall have declared the principal amount (or, if the Notes of the applicable series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms hereof) of all the Notes of the applicable series to be due and payable immediately, by a notice in writing to AvalonBay (and to the Trustee if given by the Holders), then upon any such declaration such principal, or specified portion thereof, plus accrued interest to the date the Notes of the applicable series are paid, plus the Make-Whole Amount on the applicable series of Notes, shall become immediately due and payable. With respect to the Notes of the applicable series, if an Event of Default set forth in Section 501(6) of the Indenture, dated as of January 16, 1998, between AvalonBay and the Trustee (the “Indenture”) occurs and is continuing, such that pursuant to Section 2.7 of the Third Supplemental Indenture all the Notes of the applicable series are immediately due and payable, without notice to AvalonBay, at the principal amount thereof (or, if the Notes of the applicable series are Original Issue Discount Securities or Indexed Securities, such portion of the principal as may be specified in the terms of the applicable series of Notes), plus accrued interest to the date the applicable series of Notes are paid, then the Make-Whole Amount on the applicable series of Notes shall also be immediately due and payable.

Definitions.  Terms used but not defined herein shall have the meanings set forth in the Indenture and the Third Supplemental Indenture. The following terms shall have the following meanings:

“Make-Whole Amount” means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar to the applicable Par Call Date, determined by discounting, on a semi-annual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date such notice of Redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had been made on the applicable Par Call Date, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

“Reinvestment Rate” means, in the case of the 2026 Notes, twenty (20) basis points and, in the case of the 2046 Notes, twenty-five (25) basis points, plus in each case the arithmetic mean of the yields  under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to the applicable Par Call Date, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the applicable Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For such purposes of calculating the applicable Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination of the Make-Whole Amount, then such other reasonably comparable index which shall be designated by AvalonBay.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, the Company or any agent participating in the offering will arrange to send you the prospectus if you request it.